Exhibit 15.2

March 13, 2019

To:	GDS Holdings Limited
2/F, Tower 2, Youyou Century Place,
428 South Yanggao Road
Pudong, Shanghai 200127
People’s Republic of China

Re: Annual Report on Form 20-F of GDS Holdings Limited

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to advise on PRC laws, regulations or rules effective on the date hereof.

We are acting as the PRC counsel to GDS Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Annual Report on Form 20-F for the year ended December 31, 2018 (the “2018 Annual Report”).

We consent to the reference to our firm under the headings “Risk Factors” and “Organizational Structure” in the Company’s 2018 Annual Report, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the 2018 Annual Report.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons